Exhibit 10.1

ADDENDUM AND EXTENSION TO AGREEMENT FOR

PURCHASE AND SALE OF REAL PROPERTY

THIS ADDENDUM AND EXTENSION TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (“Addendum”) is made this 5th day of February, 2019 (the “Addendum Effective Date”), by and between PTH NORTH MIAMI LLC, a Florida limited liability company with offices at 200 South Biscayne Blvd, Suite 3600, Miami, FL 33131 (“Buyer”), and DIAMEDIX CORPORATION, a Florida corporation (“Seller”) with offices at 14100 N.W. 57th Court, Miami Lakes, FL 33014.

RECITALS:

WHEREAS, Seller and Buyer entered into that certain Agreement of Purchase and Sale dated effective as of October 24, 2018 (the “Original Agreement”), as heretofore amended by the documents listed on Exhibit “A” to this Addendum (the “Prior Amendments”) (the Original Agreement and the Prior Amendments are collectively referred to as the “Agreement”), with respect to the sale of that certain real property located in Miami-Dade County, Florida more particularly described in the Agreement (the “Property”);

WHEREAS, Seller and Buyer wish to amend the Agreement as set forth in this Addendum.

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH IN THIS ADDENDUM AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, BUYER AND SELLER AGREE AS FOLLOWS:

1.     Words and phrases defined in the Agreement have the same meaning when used in this Addendum unless otherwise indicated. In the event of any conflict between the terms and provisions of this Addendum and the terms and provisions of the Agreement, the terms and provisions of this Addendum shall control. When fully executed, this Addendum shall become part of the Agreement.

2.     The Purchase Price is hereby increased by Five Hundred Thousand Dollars ($500,000.00) to a total of Twenty Three Million Five Hundred Thousand Dollars ($23,500,000.00).

3.     Buyer and Seller agree to extend the Examination Period until 5:00 p.m. Eastern Time (as then in effect) on March 22, 2019.

4.     The “Closing Date” shall be the date that is forty-five days after the expiration of the Examination Period as extended under Section 3 of this Addendum.

5.     During the Examination Period (as extended under this Addendum), Seller may solicit and receive offers for the purchase of all or part of the Property on such terms as Seller may determine in its sole discretion. If Seller receives an offer that Seller intends to accept (an “Offer”), then Seller shall give Buyer written notice of Seller’s intent to accept the Offer. Within five (5) Business Days after Seller has notified Buyer of Seller’s intent to accept the Offer, Buyer shall have the right to waive the balance of the Examination Period and deliver to Seller an Approval Notice, in which case the Earnest Money shall become immediately non-refundable (except only if this Agreement is terminated as a result of Seller’s default under the Agreement). If Buyer fails to waive the Examination Period and send an Approval Notice, the Seller upon written notice to Buyer may terminate this Agreement, in which case the provisions of Section 8 of the Original Contract (including those pertaining to the return of the Earnest Money) shall apply as if Buyer had delivered a Termination Notice; and Buyer’s escrow shall immediately be released back to Buyer.

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6.     Buyer and Seller hereby agree and acknowledge that the entity name for Buyer used in the Agreement contains a scrivener’s error and that the Buyer’s legal entity name is “PTH North Miami, LLC, a Florida limited liability name”. As such, any and all references to “PTH North Miami Ave, LLC, a Florida limited liability company” in the Agreement are hereby deleted and replaced with a reference to “PTH North Miami, LLC, a Florida limited liability company” and any and all references to “Buyer” in the Agreement shall be deemed a reference to PTH North Miami, LLC, a Florida limited liability company.

7.     The terms of the Agreement not expressly modified on this Addendum shall remain binding and enforceable and all such terms (as modified in this Addendum) are hereby ratified and confirmed by Buyer and Seller.

8.     This Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. A facsimile or electronic copy of this Addendum and any signatures thereon shall be considered an original for all purposes.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Addendum to be duly executed.

BUYER:

PTH NORTH MIAMI LLC, a Florida limited liability company

By:	/s/ Jeffrey B. Grossfeld
Name:	Jeffrey B. Grossfeld
Title:	Manager
Date:	February 5, 2019

SELLER:

DIAMEDIX CORPORATION, a Florida corporation

By:	/s/ David Barka
Name:	David Barka
Title:	CEO
Date:	February 5, 2019

EXHIBIT “A”

DESCRIPTION OF PRIOR AMENDMENTS

(1)	Extension Addendum to Contract dated December 27, 2018.

(2)	Extension Addendum to Contract dated January 14, 2019.

(3)	Extension Addendum to Contract dated January 18, 2019.

(4)	Extension Addendum to Contract dated January 21, 2019.

(5)	Extension Addendum to Contract dated January 23, 2019.

(6)	Extension Addendum to Contract dated January 25, 2019.

(7)	Extension Addendum to Contract dated January 29, 2019.

(8)	Extension Addendum to Contract dated February 1, 2019.

A-1